Exhibit 10.7

EMPLOYMENT AGREEMENT

AGREEMENT made and entered into as of December 15, 2004, by and between SEITEL INC., a Delaware corporation (together with its successors and assigns, the “Company”), and Robert D. Monson (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment (this “Agreement”) and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

1.	Definitions.

(a)	“Affiliate” of a specified person or entity shall mean a person or entity that, directly or indirectly, controls, is controlled by, or is under common control with, the person or entity specified. For the purposes of the term “Affiliate,” control with respect to a Person, means the possession, directly or indirectly, of the power to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions of such Person) or (ii) direct or cause the direction of the management and policies of such Person, whether through voting of securities, by contract, or otherwise, and the terms controlling and controlled have meanings correlative to the foregoing.

(b)	“Base Salary” shall mean the annualized salary provided for in Section 4 below.

(c)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934 and any successor to such Rule.

(d)	“Board” shall mean the Board of Directors of the Company.

(e)	“Cause” shall mean:

(i)	willful misconduct or gross negligence by the Executive in the performance of his duties under this Agreement;

(ii)	breach of a this Agreement by the Executive, which, if curable, is not substantially cured to the satisfaction of the Company determined by the Company in its sole discretion within ten (10) days after Executive’s receipt of written notice from the Company of such breach;

(iii)

failure by the Executive to perform his duties, if not cured to the satisfaction of the Company determined by the Company within ten (10) days after Executive’s receipt of written notice from the Company of such breach, other than a failure resulting from Executive’s incapacity due to Disability;

(iv)	a material violation by the Executive of the Company’s Code of Business Conduct or the Company’s policies or procedures; or

(v)	conviction of the Executive of, or a plea of nolo contrendere to, a felony, or his engagement in fraud or other willful misconduct which is injurious to the business or reputation of the Company.

(f)	“Change in Control.” A “Change in Control” shall be deemed to have occurred if:

(i)	any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) acquires securities of the Company and immediately thereafter is the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty (60)-day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (except that an acquisition of original issue securities directly from the Company shall not be deemed an acquisition for purposes of this clause (i));

(ii)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

(iii)	the consummation of a merger or consolidation of the Company with any other entity, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation in which no premium is intended to be paid to any shareholder participating in the merger or consolidation;

(iv)	the stockholders of the Company approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company, in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom; or

(v)	any other event occurs which the Board determines, in its discretion, would materially alter the structure of the Company or its ownership.

(g)	“Commencement Date” shall mean December 15, 2004.

(h)	“Date of Termination” shall mean:

(i)	if the Executive’s employment is terminated by the Company, the date the Company informs the Executive that his employment is so terminated;

(ii)	if the Executive voluntarily resigns his employment, the date the Company receives notice from the Executive that Executive is terminating his employment;

(iii)	if the Executive’s employment is terminated by reason of death, the date of death; or

(iv)	if the Executive’s employment is terminated for any reason (voluntarily or involuntarily) after a Change in Control other than for Cause, the applicable of the date the Company informs the Executive he is terminated or the date the Executive provides notice to the Company of his termination.

(i)	“Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities for a period of ninety (90) days during any twelve-month period as determined by the Company. The Executive agrees to submit to any examination that is necessary for a determination of Disability and agrees to provide any information necessary for a determination of Disability, including any information that is protected by the Health Insurance Portability and Accountability Act.

(j)	“Good Reason” shall mean the occurrence of any of the following during the Term without the Executive’s consent:

(i)	a material diminution in the Executive’s title and duties as normally-associated with the position of CEO and President of the Company;

(ii)	a reduction in the Executive’s Base Salary;

(iii)	a change in reporting structure so that the Executive reports to someone other than Board; or

(iv)	the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles from his principal place of employment with the Company on the Commencement Date.

Anything herein to the contrary notwithstanding, the Executive shall not be entitled to resign for Good Reason unless the Executive gives the Company written notice of the event constituting “Good Reason” within 60 days of the occurrence of such event and the Company fails to cure such event within 30 days after receipt of such notice.

(k)	“Initial Term” shall mean the period beginning on the Commencement Date and ending at the close of business on the day before the second anniversary of the Commencement Date.

(l)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(m)	“Term” shall have the meaning ascribed to such term in Section 2 below.

2.	Term of Employment.

The term of the Executive’s employment hereunder shall begin on the Commencement Date and end at the close of business on the day before the second anniversary of the Commencement Date (the “Initial Term”); provided, however, that the Initial Term shall thereafter be automatically extended for additional one-year periods (the Initial Term and any one-year extension of employment hereunder shall each be referred to as the “Term”) unless either the Company or the Executive gives the other written notice at least thirty (30) days prior to the then-scheduled expiration of the Team that such Party is electing not to so extend the Term. Notwithstanding the foregoing, the Term shall end on the date on which the Executive’s employment is terminated by either Party in accordance with the provisions herein. The period from the Commencement Date through the Date of Termination shall be the “Employment Period.”

3.	Position; Duties and Responsibilities.

During the Term, the Executive shall be employed as the Chief Executive Officer (“CEO”) and President of the Company and shall perform other duties and responsibilities as reasonably determined by the Board consistent with the duties and responsibilities normally associated with such position in the Company. The Executive, in carrying out his duties under this Agreement, shall report to the Board. The Executive shall devote all of his business time, energy and best efforts to the business and affairs of the Company. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) subject to the reasonable approval of the Board, serving on the boards of directors of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs and (iii) managing his personal investments and affairs, provided that the activities described in the preceding clauses (i) through (iii) do not interfere with the proper performance of his duties and responsibilities for the Company or violate any term of this Agreement, including but not limited to, Section 10.

4.	Base Salary.

During the Term, the Executive shall be paid an annualized Base Salary of $400,000 payable in accordance with the regular payroll practices of the Company. During the Term, the Base Salary may be increased, but not decreased, from time to time by the Board or its Compensation Committee. The Executive shall not be entitled to any compensation for service as a member of the Board or for service as an officer or member of any board of directors of any Affiliate.

5.	Bonus.

The “Cash Target Bonus” for Executive under the annual incentive plan or program of the Company subject to the target goals, terms and conditions of such plan or program as determined by the Board or Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion on a calendar year basis during the Term of this Agreement shall be an amount equal to 90% of the Executive’s Base Salary. The Cash Target Bonus will be payable when bonuses are paid under Company policies and procedures or as determined by the Board. Notwithstanding the foregoing, the Cash Target Bonus for the 2004 calendar year shall be an amount determined by the Board or Compensation Committee in its sole discretion.

6.	Stock Options and Other Equity Compensation.

Executive shall be eligible to participate and receive on a calendar year basis awards of stock options or other equity-based compensation during the Term pursuant to the Company’s 2004 Stock Option Plan or any successor thereto (the “Plan”). If Executive meets the target goals and conditions to receive the Cash Target Bonus equal to 90% of his Base Salary under the terms of the incentive plan or program of the Company, as determined by the Board or Compensation Committee in its sole discretion for the calendar year, the amount of the stock options or other equity-based awards for such calendar year under the Plan shall be an amount equal to 90% of the Executive’s Base Salary plus 90% of the Cash Target Bonus subject to in the Plan and the applicable award agreements. Notwithstanding the foregoing, for the calendar year 2004 the award to Executive under this paragraph shall be exclusively that portion of the Restricted Stock Grant as described below.

On the date the Plan is effective and approved by shareholders of the Company, or as soon as possible thereafter, the Company shall grant Executive 1,000,000 shares of Company common stock as restricted stock under the Plan (the “Restricted Stock Grant”) which shall vest as to 33.3% of such shares one year from date of grant and an additional 33.3% of such shares two years from date of grant, and Executive shall be 100% vested in such shares three years from the date of grant. The Restricted Stock Grant shall be subject to the terms and conditions of the Plan and agreement for the Restricted Stock Grant. The Restricted Stock Grant shall be deemed a prepayment of the amount of the 2004 and 2005 calendar year stock option and equity-based compensation awards under the Plan pursuant to the first paragraph of Section 6 of this Agreement. For the purposes of this paragraph, the 2004 award under the first paragraph of this Section 6 shall be deemed to be 90% of Executive’s Base Salary and 90% of the Cash Target Bonus, which amount shall be $684,000. The Restricted Stock Grant shall initially be allocated to the $684,000 2004 award described in the immediately preceding sentence and the remaining portion of the Restricted Stock grant shall be considered a prepayment of the 2005 award under the first paragraph of this Section 6; for example because the amount of the 2004 award (under the first paragraph hereof) based upon 90% of Base Salary and 90% of Cash Target Bonus is $684,000, then the amount of the Restricted Stock Grant minus the $684,000 would equal $316,000, and thus, $684,000 would be deemed to be the 2004 award under the first paragraph hereof and $316,000 would be deemed a prepayment of the 2005 award and used to reduce the total 2005 award (for the purposes of this example only it is assumed that the value of Company common stock is $1.00 per share).

7.	Employee Benefit Programs.

During the Term, the Executive shall be entitled to participate in all employee savings and welfare benefit plans and other employee programs made available to the Company’s senior-level executives, as such plans or programs may be amended and as may be in effect from time to time, including, without limitation, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any deferred compensation plans or programs, provided that Executive’s eligibility and participation shall be subject to and governed by the terms and conditions of the applicable plan or program. Notwithstanding the foregoing, nothing contained herein shall require the Company to establish any particular employee benefit plan or program.

8.	Reimbursement of Business and Other Expenses; Perquisites; Vacation.

(a)	During the Term, the Executive is authorized to incur reasonable and necessary business expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for such expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy.

(b)	The Executive shall be entitled to four (4) weeks paid vacation per year.

9.	Benefits Upon Termination of Employment.

(a)	Termination Without Cause by the Company or Resignation for Good Reason prior to a Change in Control.

In the event the Executive’s employment is terminated without Cause by the Company (other than upon death or Disability) or the Executive resigns for Good Reason prior to a Change in Control, the Executive shall be entitled to the following:

(i)	Base Salary earned and payable through the Date of Termination;

(ii)	any unpaid Cash Target Bonus earned and accrued with respect to any year preceding the Date of Termination and payable when bonuses for such year are paid to other Company executives subject to the terms or requirements of such bonus as may be established by the Board or Compensation Committee;

(iii)	an amount equal to two times the Executive’s annual Base Salary plus the Cash Target Bonus as in effect on the Date of Termination to be paid over a period of twenty-four months, the first payment of which commences on the first monthly anniversary of the Date of Termination and the amount of each of such payment equal to one-twelfth of his Base Salary on the Date of Termination;

(iv)	outstanding stock option, equity and performance awards shall be vested and exercised in accordance with the applicable plan and award agreements;

(v)	the Restricted Stock Grant as defined in the second paragraph of Section 6 of this Agreement shall be 100% vested on the Date of Termination;

(vi)	continued participation for twelve (12) months by the Executive and his eligible dependents in the Company’s group medical and dental benefits plan in which he and his eligible dependents were participating immediately prior to the Date of Termination, subject to the terms and conditions of the plans as such plans are amended from time to time. The Executive shall be required to continue to pay the employee-paid portion of such coverage during the period of coverage. Upon the earlier of twelve (12) months coverage or the date the Executive becomes eligible for medical coverage under a subsequent employer’s plan, this coverage under the Company’s plan shall cease and the Executive and his dependents, if applicable, may elect group continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”);

(vii)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 8; and

(viii)	except as provided in 9(h) below, any payment and benefit in accordance with the applicable plans and programs of the Company.

(b)	Termination upon Death.

In the event the Executive’s employment is terminated upon death, the Executive (or his estate or legal representative, as the case may be) shall be entitled to:

(i)	Base Salary through the Date of Termination;

(ii)	any unpaid Cash Target Bonus earned and accrued with respect to any year preceding the Date of Termination and payable when bonuses for such year are paid to other Company executives subject to the terms and requirements of such bonus as may be established by the Board or Compensation Committee;

(iii)	outstanding stock options, equity and performance awards shall be vested and exercised in accordance with the applicable plan and award agreements;

(iv)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 8 above; and

(v)	any other payment and benefit in accordance with applicable plans or programs of the Company.

(c)	Termination Upon Disability.

In the event Executive is terminated on account of Disability, the Executive (or his estate or legal representative) shall be entitled to:

(i)	Base Salary and the Cash Target Bonus continued to be paid in accordance with the Company’s normal payroll practices through the earlier of the end of the Term or one year from the Date of Termination to be reduced by any of disability insurance payments payable to Executive from any policy, plan or program sponsored by the Company or its Affiliates;

(ii)	any unpaid Cash Target Bonus earned and accrued with respect to any year preceding the Date of Termination and payable when bonuses for such year are paid to other Company executives subject to the terms and requirements of such bonus as may be established by the Board or Compensation Committee;

(iii)	outstanding stock options, equity and performance awards shall be vested and exercised in accordance with the applicable plan and award agreements;

(iv)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 8 above; and

(v)	except as provided in 9(h) below, any other payment and benefit in accordance with applicable plans or programs of the Company.

(d)	Termination by the Company for Cause or a Voluntary Resignation by the Executive.

In the event the Company terminates the Executive’s employment for Cause or the Executive voluntarily resigns, the Executive shall be entitled to:

(i)	Base Salary through the Date of Termination;

(ii)	outstanding stock options, equity and performance awards shall be vested and exercised in accordance with the applicable plan and award agreements;

(iii)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 8 above; and

(iv)	any other payment and benefit in accordance with the applicable plans or programs of the Company.

(e)	Termination as a Result of an Election by Company Not to Extend the Term.

In the event the Company elects not to extend the Term pursuant to Section 2 hereof, and the Executive continues to be employed with the Company to the end of the Term, at the end of the Term the Executive shall be entitled to:

(i)	Base Salary through the Date of Termination;

(ii)	any unpaid Cash Target Bonus earned and accrued with respect to any year preceding the Date of Termination and payable when bonuses for such year are paid to other Company executives subject to the terms and requirements of such bonus as may be established by the Board or Compensation Committee;

(iii)	outstanding stock options, equity and performance awards shall be vested and exercisable in accordance with the applicable plan and award agreement;

(iv)	continued participation for twelve (12) months by the Executive and his eligible dependents in the Company’s medical plan in which he and his eligible dependents were participating immediately prior to the Date of Termination, pursuant to the plan’s terms as may be amended from time to time. Executive shall be responsible for the payment of the employee-paid portion of any premiums for such coverage. Upon the earlier of the end of the twelve-month period or the date upon which the Executive is eligible for other medical coverage with subsequent employer, this coverage shall cease and Executive or his dependents may elect COBRA continuation coverage in accordance with COBRA;

(v)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 8 above;

(vi)	except as provided in 9(h) below, any payment and benefit in accordance with the applicable plans or programs of the Company; and

(vii)	a severance payment equal to one times the Executive’s annual Base Salary plus the Cash Target Bonus, as in effect on the Date of Termination, to be paid pro rata over a period of twelve (12) months, the first payment of which shall commence on the first monthly anniversary of the Date of Termination.

(f)	Termination After a Change in Control. In the event Executive’s employment is terminated, without Cause, voluntarily or involuntarily after a Change in Control, the Executive shall be entitled to do the following:

(i)	Base Salary earned and payable through the Date of Termination;

(ii)	any unpaid Cash Target Bonus earned and accrued with respect to any year preceding the Date of Termination and payable when bonuses for such year are paid to other Company executives subject to the terms and requirements of such bonus as may be established by the Board or Compensation Committee;

(iii)	an amount equal to three times the Base Salary plus the Cash Target Bonus, as in effect on the Date of Termination, to be paid in a lump sum as soon as administratively feasible after Executive’s Date of Termination;

(iv)	the Restricted Stock Grant as defined in the second paragraph of Section 6 of this Agreement shall be 100% vested upon the Date of Termination;

(v)	outstanding stock options, equity and performance awards shall be vested and exercised in accordance with the terms of the applicable plan and award agreements;

(vi)	continued participation for twelve (12) months by the Executive and his eligible dependents in the Company’s group medical and dental plan in which he and his eligible dependents were participating immediately prior to the Date of Termination, subject to the terms and conditions of the plans as such plans are amended from time to time. The Executive shall be required to continue to pay the employee-paid portion of such coverage. Upon the earlier of the expiration of twelve (12) months or the date the Executive becomes eligible for medical benefits with a subsequent employer, this coverage shall cease, and the Executive and his dependents, if applicable, may elect group continuation coverage under COBRA;

(vii)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 8; and

(viii)	Except as provided in 9(h) below, any payment and benefit in accordance with the applicable plans and programs of the Company; and

(g)	If any amount is payable to Executive under any one subsection of Section 9(a) though (f) no amounts shall be payable under any other subsection of this Section 9; for example, if any amount is payable to Executive under Section 9(f), no amounts shall be payable pursuant to Sections 9(a) - (e).

(h)	Exclusivity of Benefits; Release of Claims.

Any payments provided pursuant to Section 9(a), (c), (e) or (f) shall be in lieu of any salary continuation arrangements or any other severance-type payments under any other severance program of the Company or its Affiliates. IN ORDER TO

BE ENTITLED TO THE PAYMENTS, RIGHTS AND OTHER ENTITLEMENTS IN SECTION 9(a), (c), (e), (f) OR (k), THE EXECUTIVE SHALL BE REQUIRED TO EXECUTE AND DELIVER A GENERAL RELEASE OF CLAIMS AGAINST THE COMPANY AND ITS AFFILIATES AND THEIR OFFICERS, DIRECTORS AND EMPLOYEES AND THEIR SUCCESSORS AND ASSIGNS INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS UNDER THE AGE DISCRIMINATION ACT, IN THE FORM AND SUBJECT TO SUCH TERMS AS PROVIDED TO HIM BY THE COMPANY AND EXECUTIVE MUST EXECUTE THE RELEASE AND NOT REVOKE SUCH GENERAL RELEASE WITHIN THE APPLICABLE TIME PERIODS THEREIN.

(i)	No Mitigation.

Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain, except as expressly provided herein with respect to eligibility for medical benefits with a subsequent employer.

(j)	Resignation.

Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board, he shall immediately resign from the Board, from all boards of directors of any Affiliate of the Company of which he may be a member, and as a trustee of, or fiduciary to, any employee benefit plans of the Company or any Affiliate. The Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

(k)	Requirement of Additional Payment in Certain Circumstances.

(i)	In the event that Executive is deemed to have received an “excess parachute payment” (as defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”) which is subject to the excise taxes (the “Excise Taxes”) imposed by Section 4999 of the Code in respect of any payment pursuant to this Agreement or any other agreement, plan, instrument or obligation, in whatever form arising from or in connection with Executive’s employment with the Company or a Change in Control, the Company shall make the Additional Payment (defined below) to Executive notwithstanding any contrary provision in this Agreement or any other agreement, plan, instrument or obligation.

(ii)

The term “Additional Payment” means a cash payment in an amount equal to the sum of (i) all Excise Taxes payable by Executive, plus (ii) all additional Excise Taxes and federal or state income taxes to the extent such taxes are imposed in respect of the Additional Payment, such that Executive shall be in the same after-tax position and shall have received the same benefits that he would have received if the Excise Taxes had not been imposed. For purposes of calculating any income taxes attributable to the Additional Payment, Executive shall be deemed for all purposes to be paying income taxes at the highest marginal federal income tax rate, taking into account any applicable surtaxes and other generally applicable taxes which have the effect of increasing the marginal federal income tax rate and, if applicable, at the highest marginal state income tax rate, to which the Additional Payment and Executive are subject. An example of the calculation of the Additional Payment is set forth as follows: Assume that the Excise Tax rate is 20%, the highest federal marginal income tax rate is 40% and Executive is not subject to state income taxes. Further assume that Executive has received an excess parachute payment in the amount of $200,000, on which $40,000 ($200,000 x 20%) in Excise Taxes are payable. The amount of the required Additional Payment is thus computed to be $100,000, i.e., the Additional Payment of $100,000, less additional Excise Taxes on the Additional Payment of $20,000 (i.e., 20% x $100,000) and income taxes of $40,000 (i.e., 40% x $100,000), yields $40,000, the amount of the Excise Taxes payable in respect of the original excess parachute payment.

(iii)	Executive agrees to cooperate with the Company to minimize the amount of the excess parachute payments, including, without limitation, assisting the Company in establishing that some or all of the payments received by Executive that are “contingent on a change”, as described in Section 280G(b)(2)(A)(i) of the Code, are reasonable compensation for personal services actually rendered by Executive before the date of such change or to be rendered by Executive on or after the date of such change. In the event that the Company is able to establish that the amount of the excess parachute payments is less than originally anticipated by Executive, Executive shall refund to the Company any excess Additional Payment to the extent not required to pay Excise Taxes or income taxes (including those incurred in respect of receipt of the Additional Payment).

(iv)	The Company shall make any payment required to be made under this Section 9(k) in a cash lump sum within sixty (60) days after it is determined by the Company with advice from its tax advisor that the Executive has received an excess parachute payment that would be subject to Excise Taxes under Code Section 4999.

(v)

In the event that there is any change to the Code which results in the recodification of Section 280G or Section 4999 of the Code, or in the event that either such section of the Code is amended, replaced or supplemented by other provisions of the Code of similar import (“Successor Provisions”), then this Agreement shall be applied and enforced with respect to such new Code provisions in a manner consistent with the intent of the parties as expressed herein, which is to assure that

Executive is in the same after-tax position and has received the same benefits that he would have been in and received if any taxes imposed by Section 4999 (or any Successor Provisions) had not been imposed.

10.	Confidentiality, Assignment of Rights, Non-Competition and Non-Solicitation.

(a)	Confidentiality

(i)	Concurrent herewith and during the Employment Period, the Executive will create, receive and/or have access to trade secrets or proprietary or confidential information of the Company and its Affiliates consisting of written, oral, and visual material including, but not limited to, client lists, corporation and personal business contacts and relationships, corporation and personal business opportunities, memoranda, computer disks or files, rolodex cards or other lists of names, addresses or telephone numbers, financial information, projects, prospects, potential projects and prospects (including ideas and concepts for potential prospects) projects and prospects in development, business strategies, contracts, releases, and other documents, materials or writings that belong to the Company or its Affiliates including those which are prepared or created by Executive or come into the possession of Executive by any means or manner and which relate directly or indirectly to one or more of the parties which compromise Company or its Affiliates or any of them (all of the above collectively referred to herein as the “Confidential Information” or “Trade Secrets”).

(ii)	The Confidential Information is, and at all times shall be and remain, private and confidential and the sole and exclusive property of, and owned and controlled by, the Company regardless whether said Confidential Information is in tangible or intangible form.

(iii)	Except to the extent required in connection with the performance of his duties for the conduction of the business of the Company, Executive shall not make copies of any Confidential Information, nor shall Executive remove any such Confidential Information from Company’s office location without the prior express written consent of Company. Any and all Confidential Information and any and all other property of Company that is in the possession or control of Executive shall be returned to Company forthwith upon the termination of Executive’s employment by Company.

(iv)

Executive shall not, directly or indirectly, verbally or otherwise, either during the Employment Period or after the Employment Period, provide any person, firm or entity with any of the Confidential Information or cause, or permit, the same to be published, disseminated or disclosed (herein collectively “Disclosure”) to any person, firm or entity whatsoever including, but not limited to, Company’s business associates or competitors (herein collectively “Third Parties”) and shall take any and all action possible to present such Disclosure to any Third Parties except for the sole purpose to conduct the Company’s business.

(v)	Except as authorized by the foregoing for the conduction of the Company’s business, Executive is aware that any Disclosure of Confidential Information by Executive to Third Parties will be, and is, a breach of Executive’s employment, a breach of trust and confidence, a breach of fiduciary duty, invasion of privacy, a misappropriation of Company’s trade secrets and/or exclusive property rights, and may constitute fraud and deceit.

(vi)	Except as authorized by the foregoing for the conduction of the Company’s business, Executive is aware that Disclosure of any of the Confidential Information to Third Parties could cause Company to suffer major adverse economic consequences due to the fact that such disclosure could result in (a) the diversion of Company’s business opportunities, and (b) the dilution or diminution in value of Company’s business opportunities and (c) other adverse consequences in addition to those set forth above.

(vii)	In the event that Executive is compelled by subpoena or other similar compulsory means to testify or provide evidence in a manner that constitutes engaging in a prohibited Disclosure of Confidential Information, it shall be presumed that no violation of this Agreement has occurred with respect to that compulsory prohibited Disclosure if, immediately upon first learning that such prohibited Disclosure may be compelled, Executive notifies Company of all facts relative thereto and makes every effort to assert Company’s trade secret privilege and all other privileges and rights of Company to keep the Confidential Information, including the prohibited Disclosure, secret and confidential. However, under no circumstances shall Executive volunteer to engage in any such prohibited communication or Disclosure.

(viii)	The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “rights”) which during the course of his employment are made or conceived by him, alone or with others, and which are within or arise out of any general field of the Company’s business or arise out of any work he performs, or information he receives regarding the business of the Company, while employed by the Company. The Executive shall fully disclose to the Company as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Company and without any further remuneration in any form to him by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

(b)	Non-Competition.

(i)	Executive acknowledges that he is currently an employee of the Company and Executive agrees in consideration of (x) Executive’s employment as the CEO and President of the Company and the Executive’s receipt of, access to and exposure to Confidential Information or Trade Secrets herewith and (y) during the Employment Period the receipt of, access to and exposure to Confidential Information or Trade Secrets and the Company’s provision of specialized training that during the Employment Period and for a period of one year following Executive’s Date of Termination with Company for any reason, Executive shall not (1) compete or engage in any business, directly or indirectly, with Company or its Affiliates in the seismic or similar business of the Company or of its Affiliates in any geographical area where the Company or its Affiliates have or solicited any business or at any time during the two (2) years had any business preceding Date of Termination (the “Area of No-Compete”) as an individual, owner, investor, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity, (2) without limiting the foregoing, solicit or negotiate, or manage, supervise or direct others in the solicitation or negotiation of, any contract or agreement that constitutes or would constitute engaging in competition with the seismic business in the portions of the Area of No-Compete, or (3) solicit, take away, attempt to solicit or take away, or do any act the foreseeable consequences of which would lead to the solicitation or taking away of any marketing prospects, projects or customers of Company’s business in the Area of No-Compete.

(ii)	For a period of one year following the Executive’s Date of Termination with Company for any reason, Executive shall not, directly or indirectly, solicit for employment, employ or be in business in any form with, directly or indirectly, in the seismic or business of the Company, any employee (i) employed by Company or Affiliates or who was so employed within the two-year period immediately prior to such termination, or (ii) knowingly solicit or encourage any employee to leave the employ of the Company or its Affiliates.

(iii)	The Executive agrees that for a period of one year following Date of Termination he will not solicit or encourage any customer of the Company or any of its Affiliates to reduce or cease its business with the Company or any such Affiliate or otherwise knowingly interfere with the relationship of the Company or any Affiliate with its customers.

(c)	Additional Covenants and Acknowledgments.

(i)	Executive hereby specifically acknowledges and agrees that the temporal, geographical and other restrictions contained in this Section 10 are reasonable and necessary to protect the Company’s legitimate business interests, including but not limited to, the business, goodwill, Confidential Information or Trade Secrets and prospects of Company.

(ii)	Executive specifically agrees that the actual or threatened breach by Executive of the provisions in Section 10 of this Agreement will cause irreparable harm to Company causing damages and injuries that are not measurable or susceptible to calculation. In the event of any breach or threatened breach of this Section 10 by the Executive, the Company shall be entitled to extraordinary or emergency relief, including, but not limited to, obtaining an ex parte restraining order, preliminary injunction and permanent injunction and to recover the Company’s attorney’s fees, costs and expenses related to Executive’s breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for breach or threatened breach by Executive, including, without limitation, the recovery of money damages.

(iii)	Executive further agrees that in the event either the length of time, geographical or any other restrictions, or portion thereof, set forth in this Section 10 is overly restrictive and unenforceable in any court proceeding, the court may reduce or modify such restrictions, but only to the extent necessary, to those which it deems reasonable and enforceable under the circumstances and the parties agree that the restrictions of this Section 10 will be enforced as reduced or modified

(iv)	Executive further agrees that, in the event any provision of this Section 10 is held to be invalid, overbroad, void, or against public policy, the remaining provisions of this Section 10 and all other provisions of this Agreement shall not be affected thereby, and that the provision held invalid shall be reformed to the minimum extent necessary to validate such provision, consistent with the purpose and intent of this Agreement.

(v)	If the Company believes that Executive has violated any of the provisions of this Section 10, all benefits and payments payable under this Agreement shall cease and the non-competition period shall be suspended and will not run in favor of the Executive from the time of the commencement of such breach until the time when the Executive cures the breach to the Company’s satisfaction. If the Executive does not cure the violation to the satisfaction of the Company, no further benefits or payments will be made and all rights of Executive to such payments lapse and become void and the Company may pursue any other remedies provided herein.

(d)	Return of Materials.

Promptly upon the termination of Executive’s employment for any reason and in any event within five days after request by the Company, Executive shall return all Confidential Information and all copies thereof to the Company, and Executive shall destroy all extracts, memoranda, notes and any other material prepared by Executive based upon Confidential Information.

11.	Cooperation.

Following the Date of Termination, upon reasonable request by the Company, the Executive shall cooperate with the Company with respect to any litigation or other dispute relating to any matter in which he was involved or had knowledge during his employment with the Company. The Company shall reimburse the Executive for all reasonable and necessary out-of-pocket costs, such as travel, hotel and meal expenses, incurred by the Executive in providing any cooperation pursuant to this Section 11.

12.	Assignability; Binding Nature.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. For purposes of this Section 12, a successor or assign of the Company shall include any type of successor or assign of the Company upon a Change in Control and Executive’s consent to the assignment shall not be required. No rights or obligations, benefits or payments of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will, operation of law or in accordance with Section 19 below.

13.	Entire Agreement.

This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. In the event of any inconsistency between any provision of this Agreement and any other provision of any other plan, policy or program of, or other agreement with, the Company, the provisions of this Agreement shall control.

14.	Amendment or Waiver.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Party against whom it is being enforced (either the Executive or an authorized officer of the Company, as the case may be).

15.	Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the .fullest extent permitted by law.

16.	Survivorship.

The respective rights and obligations of the Parties hereunder, including, without limitation, Section 9 (termination of employment), Section 10 (confidentiality, assignment of rights, non-competition; non-solicitation, injunctive and other relief), Section 11 (cooperation), and Section 19 (resolution of disputes), shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

17.	Beneficiaries/References.

The Executive shall be entitled, to the extent permitted under applicable plans, agreements or law, to select and change a beneficiary or beneficiaries to receive any benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

18.	Governing Law.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of Texas without reference to principles of conflicts of law, except as preempted by applicable federal law.

19.	Resolution of Disputes.

(a)	Arbitration. All disputes and controversies of every kind and nature between any parties hereto arising out of or in connection with this Agreement or the transactions described herein as to the construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation or breach, shall be submitted to arbitration pursuant to the following procedures:

(i)	After a dispute or controversy arises, any party may, in a written notice delivered to the other parties to the dispute, demand such arbitration. Such notice shall designate the name of the arbitrator (who shall be an impartial person) appointed by such party demanding arbitration, together with a statement of the matter in controversy.

(ii)	Within thirty (30) days after receipt of such demand, the other parties shall, in a written notice delivered to the first party, name such parties’ arbitrator (who shall be an impartial person). If such parties fail to name an arbitrator, then the second arbitrator shall be named by the American Arbitration Association (the “AAA”). The two arbitrators so selected shall name a third arbitrator (who shall be an impartial person) within thirty (30) days, or in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, the third arbitrator shall be appointed by the AAA. If any arbitrator appointed hereunder shall die, resign, refuse or become unable to act before an arbitration decision is rendered, then the vacancy shall be filled by the method set forth in this Section for the original appointment of such arbitrator.

(iii)

Each party shall bear its own arbitration costs and expenses. The arbitration hearing shall be held in Houston, Texas at a location designated by a majority of the arbitrators. The Commercial Arbitration Rules of the

American Arbitration Association shall be incorporated by reference at such hearing and the substantive laws of the State of Texas (excluding conflict of laws provisions) shall apply.

(iv)	The arbitration hearing shall be concluded within ten (10) days unless otherwise ordered by the arbitrators and the written award thereon shall be made within fifteen (15) days after the close of submission of evidence. An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding, shall resolve the question of costs of the arbitrators and all related matters, and judgment on such award may be entered and enforced by either party in any court of competent jurisdiction.

(v)	Except as set forth in Section 19(b) and (c), the parties stipulate that the provisions of this Section shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement or the transactions described herein. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement.

No party to an arbitration may disclose the existence or results of any arbitration hereunder without the prior written consent of the other parties; nor will any party to an arbitration disclose to any third party any confidential information disclosed by any other party to an arbitration in the course of an arbitration hereunder without the prior written consent of such other party.

(b)	Emergency Relief. Notwithstanding anything in this Section 19(a) to the contrary, any party may seek from a court any provisional remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy or to enforce a party’s rights under this Section 19.

(c)	Emergency or Extraordinary Relief Related to Section 10. Notwithstanding the foregoing, the Company shall have right to seek emergency or extraordinary relief, including but not limited to, a temporary restraining order, injunctive relief or any relief described in Section 10, for Executive’s breach or threatened breach of any provision in Section 10 of this Agreement.

20.	Notices.

Any notice given to a Party shall be in writing and shall be deemed to have been given (i) when delivered personally, (ii) three days after being sent by certified or registered mail, postage prepaid, return receipt requested or (iii) two days after being sent by overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier), with any such notice duly addressed to the Party concerned at the address indicated below or to such other address as such Party may subsequently give such notice of in accordance with this Section 20:

If to the Company:	Seitel Inc.
10811 S. Westview Circle
Houston, Texas 77043
Attention: General Counsel

If to the Executive:	Robert D. Monson
22131 Glen Arden Lane
Katy, TX 77450

21.	Withholding.

The Company may withhold or deduct from any and all amounts payable under this Agreement (a) such federal, state, local and other taxes or deductions as may be required to be withheld pursuant to applicable law or regulation, (b) all other normal employee deductions made with respect to the employee plans and programs in which Executive participates.

22.	General Assets.

All payments to Executive provided for under this Agreement shall be paid in cash from the Company and no special or separate funds shall be established and no segregation of assets shall be made to assure payment. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

23.	Headings.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

24.	Certain Interpretive Matters.

The definitions contained in this Agreement are applicable to the singular as well as plural form of such terms and to the masculine as well as to the feminine and neuter genders of such term.

25.	Counterparts.

This Agreement may be executed in two or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SEITEL INC.		THE EXECUTIVE

By:	/s/ Fred Zeidman	By:	/s/ Robert D. Monson
	Mr. Fred Zeidman		Mr. Robert D. Monson